Exhibit 99.2

                       FOR IMMEDIATE RELEASE

CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


    FINANCIAL FEDERAL'S THIRD QUARTER NET EARNINGS INCREASE 22%
    -----------------------------------------------------------

NEW YORK, NY:  June 7, 2004 - Financial Federal Corporation (NYSE -
FIF) announced a 22% increase in net earnings in its third fiscal quarter ended April 30, 2004 primarily from the effects of fewer non-performing assets. Net earnings for the quarter was $8.0 million compared to $6.6 million in the third quarter of fiscal 2003. Diluted earnings per share increased by 22% to $0.44 from $0.36. Finance receivables originated during the quarter totaled $211.0 million and finance receivables outstanding increased by $26.0 million during the quarter to $1.43 billion at April 30, 2004.

Net earnings in the first nine months of fiscal 2004 and 2003 were $23.0 million and $23.2 million, respectively; decreasing by less than 1%. Diluted earnings per share decreased by 2% to $1.25 from $1.27. In fiscal 2003, a non-recurring loss from the redemption of convertible debt reduced net earnings by $1.1 million and reduced diluted earnings per share by $0.06. Without this loss, net earnings in the first nine months of fiscal 2003 was $24.3 million and diluted earnings per share was $1.33. These amounts are non-GAAP financial measures that management believes are useful to investors. Net earnings and diluted earnings per share in the first nine months of fiscal 2004 each decreased by 6% with this loss excluded from fiscal 2003.

Net charge-offs for the third quarter of fiscal 2004 were $1.9 million or 0.54% (annualized) of average finance receivables compared to 0.70% in the preceding quarter and 1.18% in the third quarter of fiscal 2003. For the first nine months of fiscal 2004 and 2003, net charge-offs were 0.76% and 0.79%, respectively. Non-performing assets were 2.9% of total finance receivables at April 30, 2004, compared to 3.1% at January 31, 2004 and 5.2% at April 30, 2003. Delinquent receivables (60 days or more past due) were 1.8% of total receivables at April 30, 2004 compared to 1.5% at January 31, 2004 and 2.1% at April 30, 2003.

Paul R. Sinsheimer, CEO, commented: "We are encouraged by the results of our third quarter notwithstanding the potential effects of rising oil prices and the prospect of rising short-term interest rates. Demand for equipment financing increased, and the outlook for new business appears to be better than it has been for some time. The recent $175 million convertible debt issuance has further positioned the Company to benefit from an improving economic environment."

Steven F. Groth, CFO, remarked: "Most of our operating statistics continue to trend positively, especially net charge-offs, repossessions and operating expenses. This is the second straight quarter of growth in finance receivables which has not occurred in a year and a half. Leverage remains at a level that allows for significant growth, even though the Company recently repurchased $50 million of its common stock."

The Company also announced an increase in the amount available under its common stock repurchase program from $13 million to $20 million. The program was also amended to include repurchases of the Company's convertible debentures.

Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.

                                -more-


             CONDENSED CONSOLIDATED UNAUDITED INCOME STATEMENTS
                  (In thousands, except per share amounts)

======================================================================
                             Three months ended      Nine months ended
                                      April 30,              April 30,
----------------------------------------------------------------------
                                  2004     2003         2004      2003
======================================================================
Finance income                 $29,029  $30,692      $88,840   $98,941
Interest expense                 8,213    9,995       25,453    33,725
----------------------------------------------------------------------
  Net finance income before
   provision for credit losses
   on finance receivables       20,816   20,697       63,387    65,216
Provision for credit losses      2,050    4,050        7,950     7,900
----------------------------------------------------------------------
  Net finance income            18,766   16,647       55,437    57,316
Salaries and other expenses      5,566    5,823       17,694    17,305
Loss on redemption of
 convertible debt                   --       --           --     1,737
----------------------------------------------------------------------
  Earnings before income taxes  13,200   10,824       37,743    38,274
Provision for income taxes       5,164    4,239       14,764    15,096
----------------------------------------------------------------------
    NET EARNINGS                $8,036   $6,585      $22,979   $23,178
======================================================================

Earnings per common share:
  Diluted                        $0.44    $0.36        $1.25     $1.27
======================================================================
  Basic                          $0.45    $0.36        $1.27     $1.29
======================================================================

Number of shares used:
  Diluted                       18,239   18,135       18,447    18,399
======================================================================
  Basic                         17,928   18,061       18,096    17,935
======================================================================


             CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                              (In thousands)

=====================================================================
                                April 30,      July 31,     April 31,
                                     2004          2003          2003
=====================================================================
ASSETS
Finance receivables            $1,433,818    $1,415,489    $1,402,715
Allowance for credit losses       (23,620)      (23,754)      (23,634)
---------------------------------------------------------------------
  Finance receivables-net       1,410,198     1,391,735     1,379,081
Cash                                7,140         8,015         9,662
Other assets                       15,374        26,332        35,221
---------------------------------------------------------------------
TOTAL ASSETS                   $1,432,712    $1,426,082    $1,423,964
=====================================================================

LIABILITIES
Debt                           $1,075,319    $1,042,276    $1,054,769
Accrued interest, taxes
 and other liabilities             62,798        67,410        59,221
---------------------------------------------------------------------
  Total liabilities             1,138,117     1,109,686     1,113,990
STOCKHOLDERS' EQUITY              294,595       316,396       309,974
---------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY   $1,432,712    $1,426,082    $1,423,964
=====================================================================


This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.

                               ###